EXHIBIT 99.21








                              INVESTOR PRESENTATION

                                    CORPORATE
                                   GOVERNANCE

                                 SEPTEMBER 1999

    Asarco Cyprus Merger


    o    Merger Structured Specifically to Create and Enhance Shareholder Value

         -    $5.00 Cash Payment to Shareholders on Completion of Merger

         -    Drop Takeover Defenses - 90 Days Post Merger

         -    Provide Opportunity for Fair Value Offer to Shareholders







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


    Asarco Cyprus Merger


    o    Qualified Offer:

         -    Offer to Purchase All Outstanding Shares
         - Subject to an Unwaivable Minimum Tender Condition of 50% of the Outstanding Shares
         -    Offer is Subject to Fairness Opinion From Recognized Investment
              Bank
         -    Offer Includes Appropriate Financing Assurances

    o    For 90 Days Post Merger:

         -    Any Person Making a Qualified Offer Can Disarm the Rights Plan
         - Company Must Call and Hold Stockholder Meeting to Vote to Redeem Rights Plan, if Requested by Person Making Qualified Offer
         - Company Must Redeem the Rights Plan if a Majority of the Outstanding Shares Vote in Favor of Doing So

    o    Employee Benefit Programs / New Employment Contracts

         -    Status Quo Will Prevail For 90 Days Post Merger
         - No New Change of Control Benefits Will Trigger in the 90 Days Post Merger




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


    Asarco Cyprus Merger


    o    Transition Arrangements

         -    Boards of Directors' Objective is to Ensure:

              o    Synergies Implemented Properly

              o    Management Succession Planned

              o    Balanced Representation for Both Shareholder Groups

         -    Transition Arrangements Do Not Prevent Third Party Offer to Buy
              Company






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


    Asarco Cyprus Merger


    o    Typical Three Year Transition Arrangements

         -    50/50 Representation on Board
         -    Sharing of Executive Power for First Three Years

              o Ward - Chairman and Co-CEO Until 2000 Annual Meeting Chairman Until End of 2000

              o McAllister - President and Co-CEO Until 2000 Annual Meeting Chairman, President and CEO January 1, 2001

    o    To Ensure Successful Transition - Until 2002 Annual Meeting:

         -    Asarco Board Vacancies Filled By Asarco Directors
         -    Cyprus Board Vacancies Filled By Cyprus Directors
         -    Changes in Executive Arrangements Require 75% Vote




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


    Asarco Cyprus Merger


    o    Asarco Cyprus Corporate Governance

         - Virtually Identical to Provisions for Phelps Dodge, as Well as Many Other Companies

    o    Relevant Charter and By-Law Provisions--


                             Asarco Cyprus                Phelps Dodge
                             -------------                ------------

Classified Board             3 Equal Classes              3 Equal Classes

Call Special Meetings        Chairman, CEO or             Chairman or
                             Majority of Directors        Majority of Directors

Written Consent              Not Permitted                Not Permitted

Rights Plan                  15% Trigger,                 20% Trigger,
                             Can Be Redeemed              Can Be Redeemed
                             By Board                     By Board





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


    Asarco Cyprus Merger


    o Asarco and Cyprus Boards Unanimously Rejected Phelps Dodge's Exchange Offers as Inadequate and Not in Shareholders' Best Interests

         - Based Upon Independent Evaluations By Asarco and Cyprus Investment Banks

    o Counter Proposal to Phelps Dodge to Ensure Asarco and Cyprus Shareholders 50 Percent Ownership in New Entity






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